Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports full year results for 2018

Dallas (April 1, 2019) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company is reporting its Results of Operations for 2018. In November 2018, the Company created a new subsidiary Victory Abode Apartments, LLC (“VAA”) and contributed 52 multi-family projects that it owned and operated to VAA. ARL subsequently sold a 50% interest to a third party and recorded a $154 million gain.

The Company believes that both the completion of the joint venture creating Victory Abode Apartments and the issuance of the Series B Bonds in the Israeli Bond Market has positioned the company along the strategic lines that it previously indicated. The Company has created a dynamic platform to continue its expansion in the multifamily sector. The ongoing plan is to continue to develop and acquire apartments in the geographic markets where demand exceeds supply.

Beginning November 19, 2018 TCI began reflecting its ownership of VAA on the Balance Sheet as an investment and its share of the Revenues, Operating Expenses, Depreciation, Amortization and Interest as “Earning from VAA”. The comparative financial statements and the information below reflect approximately 46 weeks of operations for the properties contributed to VAA in 2018 in their traditional categories as compared to a full 52 weeks for 2017.

For the twelve months ended December 31, 2018, we reported a net income applicable to common shares of $172.8 million or $10.81 per diluted earnings per share compared to a net loss applicable to common shares of $9.5 million or ($0.61) per diluted earnings per share for the year ended December 31, 2017.

Revenues

Rental and other property revenues were $121.0 million for the year ended December 31, 2018. This represents a decrease of $5.2 million compared to the prior year revenues of $126.2 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

Expenses

Property operating expenses were $59.6 million for the year ended December 31, 2018. This represents a decrease of $4.5 million, compared to prior year operating expenses of $64.1 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

Depreciation and amortization expenses were $22.7 million for the year ended December 31, 2018. This represents a decrease of $3.0 million compared to prior year depreciation of $25.7 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

General and administrative expenses were $12.7 million for the year ended December 31, 2018. This represents an increase of $5.0 million compared to the prior year expenses of $7.7 million. The increase in general and administrative expenses was due primarily to an increase in fees associated with finalizing the formation of VAA as well as general legal, professional and regulatory fees.

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Other income (expense)

Interest income was $21.6 million for the year ending December 31, 2018 compared to $18.9 million for the year ended December 31, 2017, an increase of $2.7 million. This increase was primarily due to an increase in the notes receivable principal balance.

No gain on sales of income producing properties was recognized during the year ended December 31, 2018. Gain on sale of income-producing properties was $16.7 million for the year ended December 31, 2017.

Gain on land sales was $17.4 million and $4.9 million for the years ended December 31, 2018 and 2017, respectively. The increase of approximately $12.5 million was primarily due to sales of land at the Mercer Crossing Project recognized in 2018.

Other income was $28.9 million and $4.1 million for the years ended December 31, 2018 and 2017, respectively. The increase of $24.8 million was primarily due to a $17.6 million gain recognized in September 2018 for deferred income associated with the sale of assets, as well as insurance proceeds of approximately $7.6 million received subsequent to the sale of Mahogany Run Golf Course located in St. Thomas.

Gain on disposition of 50% interest in VAA was $154.1 million for the year ended December 31, 2018 as a result of the contribution of fifty-two properties to the joint venture VAA (Refer to Note 2 “Investment in VAA”).

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company’s website at www.americanrealtyinvest.com.

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,
2018	2017	2016
(dollars in thousands, except per share amounts)

Revenues:

Rental and other property revenues (including $144, $839 and $708 for the year ended 2018, 2017 and 2016, respectively, from related parties)	$120,956	$126,221	$119,663

Expenses:

Property operating expenses (including $254, $959 and $900 for the year ended 2018, 2017 and 2016, respectively, from related parties)	59,587	64,091	62,950
Depreciation and amortization	22,670	25,679	23,785
General and administrative (including $1,267, $3,225 and $4,053 for the year ended 2018, 2017 and 2016, respectively, from related parties)	12,708	7,691	7,119
Net income fee to related party	631	250	257
Advisory fee to related party	11,475	11,082	10,918
Total operating expenses	107,071	108,793	105,029
Net operating income	13,885	17,428	14,634

Other income (expenses):

(8,876)5(9,536)
Interest income (including $5,406, $16,298 and $18,864 for the year ended 2018, 2017 and 2016, respectively, from related parties)	21,645		18,941	20,453
Other income	28,993		4,082	2,091
Mortgage and loan interest (including $2,240, $6,695 and $5,300 for the year ended 2018, 2017 and 2016, respectively, from related parties)	(66,063)		(66,171)	(59,362)
Loss on the sale of investments	—		(331)	—
Foreign currency transaction gain (loss)	12,399		(4,536)	—
Equity earnings from VAA	44		—	—
Earnings from unconsolidated subsidiaries and investees	1,469		309	493
Total other expenses	(1,513)		(47,706)	(36,325)
Income (loss) before gain on disposition of 50% interest in VAA, gain on land sales, non- controlling interest, and taxes	12,372		(30,278)	(21,691)
Gain on disposition of 50% interest in VAA	154,126		—	—
Gain on sale of income-producing properties	—		16,698	16,207
Gain on land sales	17,404		4,884	3,121
Net income (loss) from continuing operations before taxes	183,902		(8,696)	(2,363)
Income tax expense	(1,210)		(180)	(46)
Net income (loss) from continuing operations	182,692		(8,876)	(2,409)
Discontinued operations:
Net loss from discontinued operations	—		—	(2)
Gain on sale of real estate from discontinued operations	—		—	—
Income tax expense from discontinued operations	—		—	1
Net income from discontinued operations	—		—	(1)
Net income (loss)	182,692			(2,410)
Net (income) loss attributable to non-controlling interest	(8,993)		44	(322)
Net income (loss) attributable to American Realty Investors, Inc.	173,699		(8,431)	(2,732)
Preferred dividend requirement	(901)		(1,105)	(1,101)
Net income (loss) applicable to common shares	$172,798	$		$(3,833)

Earnings per share - basic:

Net income (loss) from continuing operations	$10.81	$(0.61)	$(0.25)

Earnings per share - diluted:

Net income (loss) from continuing operations	$10.81	$(0.61)	$(0.25)
Weighted average common shares used in computing earnings per share	15,982,528	15,514,360	15,514,360
Weighted average common shares used in computing diluted earnings per share	15,982,528	15,514,360	15,514,360
Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$173,699	$(8,431)	$(2,731)
Net loss from discontinued operations	—	—	(1)
Net income (loss) applicable to American Realty Investors, Inc.	$173,699	$(8,431)	$(2,732)

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
	(dollars in thousands, except share and par value)

Assets
Real estate, at cost	$455,993	$1,117,429
Real estate subject to sales contracts at cost	3,149	48,234
Less accumulated depreciation	(78,099)	(177,546)
Total real estate	381,043	988,117
Notes and interest receivable (including $105,803 in 2018 and $99,410 in 2017 from related parties)	140,327	127,865
Less allowance for estimated losses (including $14,269 in 2018 and 2017 from related parties)	(14,269)	(15,770)
Total notes and interest receivable	126,058	112,095
Cash and cash equivalents	36,428	33,778
Restricted cash	70,187	54,760
Investment in VAA	68,399	—
Investment in other unconsolidated investees	7,602	6,396
Receivable from related party	70,377	38,311
Other assets	66,055	63,263
Total assets	$826,149	$1,296,720

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$286,968	$898,750
Notes related to real estate held for sale	—	376
Notes related to real estate subject to sales contracts	—	1,957
Bond and interest payable	158,574	113,049
Deferred revenue (including $37,416 in 2018 and $56,887 in 2017 to related parties)	33,904	77,332
Accounts payable and other liabilities (including $107 in 2018 and $11,893 in 2017 to related	25,576	39,373
Total liabilities	505,022	1,130,837

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 614 and 2,000,614 shares in 2018 and 2017 (liquidation preference $10 per share), including 1,800,000 shares held by ARL and TCI in 2018 and 900,000 shares held by ARL in 2017.	5	2,205
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2018 and 15,930,145 shares issued and 15,514,360 outstanding as of 2017, including 140,000 shares held by TCI (consolidated) in 2018 and 2017.	164	159
Treasury stock at cost; 415,785 shares in 2018 and 2017, and 140,000 shares held by TCI (consolidated) as of 2018 and 2017.	(6,395)	(6,395)
Paid-in capital	84,885	110,138
Retained earnings	179,666	5,967
Total American Realty Investors, Inc. shareholders' equity	258,325	112,074
Non-controlling interest	62,802	53,809
Total shareholders' equity	321,127	165,883
Total liabilities and shareholders' equity	$826,149	$1,296,720